EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fidelity National Financial, Inc.:

We consent to the use of our reports on the consolidated financial statements and financial statement schedules of Fidelity National Financial, Inc. and subsidiaries, incorporated by reference herein and to the references to our firm under the headings “Experts” and “Selected Consolidated Financial Data” in the registration statement.

KPMG LLP

Los Angeles, California
February 20, 2003